Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

98% Principal Protected Lira Basket Notes
due June 2008
Final Term Sheet

Aggregate Principal Amount:	$25,006,000

Trade Date:	June 8, 2007

Issue Date:	June 22, 2007

Maturity Date:	June 22, 2008 (subject to the modified following business day convention (unadjusted))

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial TRY EUR Rate:	2.0346

Initial TRY USD Rate:	1.5043

Determination Date:	10 Business Days prior to the Maturity Date (subject to the following business day convention (unadjusted))

CUSIP:	00254ECR1

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.